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                                                                    EXHIBIT 10.6

                      2005 PERFORMANCE PROFIT SHARING PLAN

Employees of the Company are eligible to receive cash profit sharing based on the 2005 year-end results of RTW, Inc. and its Subsidiary. All employees of the Company are eligible to participate in this program. Under the program, a portion of plan pre-tax earnings and pre-tax earnings in excess of planned results, excluding investment income, are contributed to a general pool and distributed in 2006. Profit sharing amounts will be distributed as a percentage (%) of salary and on a discretionary basis to employees. Any profit sharing plan payment will be made annually after completing the year-end audit.

Executive officers, additionally, earn stock options based upon exceeding the company's pre-tax, pre-profit sharing pre-investment income earnings plan for 2005 and are eligible for an additional discretionary bonus. Executives are eligible for a fixed number of options, pro-rated on a sliding scale, in excess of the profit plan, up to a maximum level. Any stock option grant will be made annually after completing the 2005 year-end audit.